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                         FaxSav Incorporated
                     Pro forma earnings per share

                                                   EXHIBIT 11




                                          For the              For the
                                        Year Ended         Six Monthly Ended
                                      December 31, 1995       June 30, 1996
                                      -----------------    -----------------
                                                               (unaudited)

Net loss                              $(4,085,447)            $(3,432,073)
                                      -----------             -----------
                                      -----------             -----------
Weighted average number of common
  and equivalent shares used in
  computing pro forma loss
  per share:

  Actual                                   327,354                335,833

  Effect of fully dilutive shares        8,920,737              8,279,588
  (see Note 2 to the financial
  statements)                          -----------           ------------
                                         9,248,091              8,615,421
                                       -----------           ------------
                                       -----------           ------------

  Pro forma net loss per
  common and equivalent
  share                                    $(0.44)                $(0.40)
                                       -----------           ------------
                                       -----------           ------------